                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              NBB Bancorp, Inc.
                (Name of Registrant as Specified In Its Charter)

                              NBB Bancorp, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                     174 UNION STREET, NEW BEDFORD, MA02740-6366  (508) 996-5000




                                                                  March 31, 1994

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of NBB Bancorp, Inc. to be held on Wednesday, May 18, 1994 at 10:00 a.m., local time, at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts.

  The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement set forth the business to come before this year's meeting.

  Whether or not you plan to attend the meeting, it is important that your shares be represented at the Annual Meeting. Accordingly, we request that you complete, sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                          Very truly yours,


                                          /s/ Robert McCarter


                                          Robert McCarter
                                          Chairman of the Board, President,
                                           and Chief Executive Officer

                               NBB BANCORP, INC.

                                174 UNION STREET
                           NEW BEDFORD, MA 02740-6366
                           TELEPHONE: (508) 996-5000

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 18, 1994

                               ----------------

                                                      New Bedford, Massachusetts
                                                      March 31, 1994

  Notice is Hereby Given that the Annual Meeting of Stockholders of NBB Bancorp, Inc. (the "Annual Meeting") will be held on Wednesday, May 18, 1994 at 10:00 a.m., local time, at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts, for the following purposes:

  1. To elect a class of two directors to serve for a three-year term;

  2. To ratify the appointment of KPMG Peat Marwick as independent auditors;
     and

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on March 22, 1994 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          Carol E. Correia
                                          Secretary

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               NBB BANCORP, INC.

                                174 UNION STREET
                           NEW BEDFORD, MA 02740-6366
                           TELEPHONE: (508) 996-5000

                               ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 18, 1994

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NBB Bancorp, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held on Wednesday, May 18, 1994 (the "Annual Meeting").

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters and to transact such other business as may properly come before the meeting and any adjournments thereof:
(1) to elect a class of two directors, each for a three-year term and until their successors are duly elected and qualified; and (2) to ratify the appointment of KPMG Peat Marwick as independent auditors.

  The Proxy Statement, the accompanying Notice of Annual Meeting, and form of proxy are first being mailed to stockholders of the Company on or about April 1, 1994 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 22, 1994 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were 8,660,394 shares of Common Stock outstanding (the only class of voting securities) and entitled to vote at the Annual Meeting and approximately 4,800 stockholders of record. Each stockholder is entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative votes of the holders of a majority of the shares of the Common Stock represented and entitled to vote at the Annual Meeting are necessary to ratify the appointment of KPMG Peat Marwick as independent auditors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstaining from voting on a proposal will have the same effect as voting against the proposal. However, broker non-votes will not be included in the calculation of shares entitled to vote for a proposal and will have no effect on the outcome.

  Stockholders of the Company are requested to complete, date, sign, and return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election of the two nominees for directors listed in this Proxy Statement (Item 1 on proxy), and for the ratification of the appointment of KPMG Peat Marwick as independent auditors (Item 2 on proxy). It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

  Any properly completed proxy may be revoked at any time before it is voted by giving written notice of such revocation to the Secretary of the Company at the Company's main office, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

  The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1993, is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy soliciting materials.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Company was incorporated in February 1988 to become the holding company for New Bedford Institution for Savings ("the Bank") but did not commence any activity until the holding company formation, which became effective on December 1, 1988. The Board of Directors of the Company held six meetings during 1993. Each director attended more than 75 percent of the total number of meetings of the Board and of the committees of which he was a member. The Company has standing Executive, Audit, and Stock Option Committees.

  The Executive Committee did not meet in 1993. The Audit Committee met four times. The Executive and Audit Committees of the Bank met twenty-eight and six times, respectively, during 1993.

  The members of the Executive Committee of the Company are Messrs. McCarter, Downey, and Stanton. The Executive Committee is vested with authority of the Board of Directors in most matters between meetings of the Board.

  The members of the Audit Committee of the Company are Messrs. Ades and Tuttle. The Audit Committee reviews the annual financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls, and recommends to the Board of Directors the appointment of independent auditors.

  The Bank has a Compensation Committee that determines the salaries and incentive compensation to be paid to the Bank's executive officers. Messrs. Tuttle, Ades, Downey, and Toomey, directors of the Bank, serve as the Compensation Committee. The members of the Compensation Committee are also members of the Company's Stock Option Committee. During 1993, the Compensation Committee met twice.

  The Board of Directors served as the Nominating Committee of the Company which nominated the persons standing for election at the Annual Meeting. The Nominating Committee held one meeting in January of 1994. The Nominating Committee selects nominees for election as directors of the Company. The Nominating Committee considers written recommendations of any stockholder of record with respect to nominees for directors of the Company. In addition, the Company's by-laws set forth procedures for stockholders to nominate candidates for directors. Such procedures include the requirement that nominations be received by the Secretary of the Company not less than 60 days nor more than 150 days prior to the date of the scheduled annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice was mailed or the day on which such public disclosure was made.

  Directors of the Company receive a fee of $400 for each meeting of the Board plus a retainer of $4,000 per year and a fee of $400 for each committee meeting which they attend. Members of the Audit Committee also receive a retainer of $1,500 per year. Directors who are also officers of the Company or salaried employees of the Bank do not receive any fees for attendance at Board of Directors' or committee meetings.

                        ELECTION OF A CLASS OF DIRECTORS
                               (ITEM 1 ON PROXY)

  The Board of Directors of the Company is comprised of six members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at each annual meeting of stockholders.

  At the Annual Meeting, a class of two directors will be elected to serve until the 1997 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Maurice F. Downey and Charles
T. Toomey as this class of directors (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will stand for election and will serve, if elected, as a director. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE TWO NOMINEES PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY. STOCKHOLDERS MAY NOT CUMULATE THEIR VOTES IN THE ELECTION OF DIRECTORS.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

  The following table sets forth certain information, as of February 28, 1994, with respect to the Nominees and those Continuing Directors of the Company whose terms expire at the annual meetings of stockholders in 1995 and 1996, based upon information furnished by them:

                  NOMINEES FOR ELECTION AT 1994 ANNUAL MEETING
                       (CLASS WITH TERM EXPIRING IN 1997)

NAME, AGE, PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS, AND TERM OF OFFICE(1)
- ------------------------------------------------------------------------------

Maurice F. Downey
  Mr. Downey, 63, is a practicing attorney with the firm of Downey & Downey, P.C. in New Bedford and has served as the Bank's general counsel since 1969. Mr. Downey has been a director since 1969.

Charles T. Toomey
  Mr. Toomey, 61, is a partner in Paul & Dixon Insurance Agency located in New Bedford. Mr. Toomey has been a director since 1979.

                              CONTINUING DIRECTORS
                       (CLASS WITH TERM EXPIRING IN 1995)

Alan Ades
  Mr. Ades, 63, is a private investor, and during the past five years, he has also served as chairman of States Nitewear Inc., a clothing manufacturer located in New Bedford. He has been a director since 1970.

John K. Stanton
  Mr. Stanton, 71, is retired. Prior to his retirement, he was first vice president and treasurer of Berkshire Hathaway, Inc., a textile manufacturer. Mr. Stanton has been a director since 1958.

                              CONTINUING DIRECTORS
                       (CLASS WITH TERM EXPIRING IN 1996)

Robert McCarter
  Mr. McCarter, 68, is the Chairman of the Board, President, and CEO of the Company and the Chairman of the Board, President, and CEO of the Bank and has served as CEO of the Bank since 1976. Mr. McCarter has been a director since 1976.

Clifford H. Tuttle, Jr.
  Mr. Tuttle, 63, is President, CEO, and director of Aerovox, Inc., a manufacturer of electrical components headquartered in North Dartmouth. Mr. Tuttle has been a director since 1974.
- --------
(1) Includes service as director and as trustee of the Bank prior to its conversion to stock form in 1987. Each of the Nominees and Continuing Directors has served as a director of the Company since its incorporation in February 1988, with the exception of Mr. Toomey, who became a director in March 1989.

                 SECURITIES OF THE COMPANY OWNED BY MANAGEMENT

  The following table sets forth the number of shares of the Company's Common Stock and the percent of outstanding Common Stock beneficially owned as of February 28, 1994, based upon information furnished by the named individuals, with respect to (i) each director, (ii) each executive officer named in the Summary

Compensation Table below, and (iii) all directors and current executive officers of the Company and the Bank as a group:

                                                AMOUNT OF BENEFICIAL
                                                    OWNERSHIP OF     PERCENT OF
                     NAME                         COMMON STOCK(1)      CLASS
                     ----                       -------------------- ----------
Alan Ades......................................        33,900 (2)          *
Maurice F. Downey..............................        15,405 (3)          *
William A. Flaherty............................        19,500 (4)          *
Irving J. Goss.................................        10,200 (5)          *
Paul A. Lamoureux..............................        27,300 (6)          *
Robert McCarter................................       150,233 (7)       1.68%
John K. Stanton................................        14,315 (8)          *
Charles T. Toomey..............................        13,500 (9)          *
Clifford H. Tuttle, Jr.........................        25,334(10)          *
All directors and executive officers of the
 Company and the Bank as a group (25 persons)..       520,697(11)       5.84%
Ronald S. LaStaiti.............................
 (Former executive officer)                            33,500              *

- --------
 *   Less than 1 percent of outstanding shares of common stock.
 (1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days of February 28, 1994.
 (2) Includes 6,000 shares owned by his spouse of which Mr. Ades disclaims beneficial ownership and 1,500 shares which Mr. Ades has the right to acquire under the Company's Stock Option Plan.
 (3) Includes 675 shares held by family members of which Mr. Downey disclaims beneficial ownership, 3,480 shares held in a retirement trust of which Mr. Downey is a trustee, and 10,900 shares which Mr. Downey has the right to acquire under the Company's Stock Option Plan.
 (4) Includes 200 shares held in custody for minor children, 2,630 shares as to which voting and investment power is shared with his spouse, and 11,100 shares which Mr. Flaherty has the right to acquire under the Company's Stock Option Plan.
 (5) Includes 9,200 shares which Mr. Goss has the right to acquire under the Company's Stock Option Plan.
 (6) Includes 4,000 shares held in custody for minor children, and 20,500 shares which Mr. Lamoureux has the right to acquire under the Company's Stock Option Plan.
 (7) Includes 17,899 shares as to which voting and investment power is shared with his spouse, 5,700 shares owned by his spouse, 3,782 shares allocated to Mr. McCarter under the Bank's ESOP, and 116,451 shares which Mr. McCarter has the right to acquire under the Company's Stock Option Plan.
 (8) Includes 815 shares owned by his spouse of which Mr. Stanton disclaims beneficial ownership and 6,500 shares which Mr. Stanton has the right to acquire under the Company's Stock Option Plan.
 (9) Includes 6,000 shares which Mr. Toomey has the right to acquire under the Company's Stock Option Plan.
(10) Includes 10,900 shares which Mr. Tuttle has the right to acquire under the Company's Stock Option Plan.

(11) Includes 195,251 shares for all Nominees, directors, and executive officers of the Company and the Bank as a group, which they have the right to acquire within 60 days of February 28, 1994, under options previously granted pursuant to the Company's Stock Option Plan, and also includes 14,670 shares which have been allocated to the accounts of all executive officers of the Company and the Bank as a group pursuant to the terms of the Bank's ESOP.

                 EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

  Robert McCarter has served as Chairman of the Board, President, and Chief Executive Officer of the Company since 1988. He has also served as Chief Executive Officer of the Bank since 1976 and Chairman of the Board of the Bank since 1986. He served as President of the Bank from 1976 to 1988 and has served as President of the Bank since September 1993. From 1962 to 1976, he served as President and Chief Executive Officer of the Amherst Savings Bank. Mr. McCarter is 68.

  Irving J. Goss was elected Senior Vice President and Chief Financial Officer of the Company and the Bank in December 1992. Prior to joining the Company and the Bank, Mr. Goss was Comptroller at Fleet Financial Group. Mr. Goss is 50.

  Paul A. Lamoureux has served as Treasurer and Senior Vice President of the Bank since 1986. He is responsible for the Operations Division of the Bank. He has been with the Bank since 1971. Mr. Lamoureux is 47.

  William A. Flaherty has served as Senior Vice President of the Bank since 1987 and is in charge of the Commercial Loan Department. Prior to joining the Bank in 1983, he served as a vice president of State Street Bank and Trust Company of Boston. Mr. Flaherty is 47.

  Frederick D. Healey was elected Senior Vice President of the Bank in May 1993 and is responsible for Retail Banking and Marketing. Prior to joining the Bank, he served as senior vice president in charge of the retail division at South Shore Bank. Mr. Healey is 47.

  Gayle A. Johnston has served as Senior Vice President of the Bank since 1986. She is responsible for Human Resources. She joined the Bank in 1970. Ms. Johnston is 50.

  Carol E. Correia has served as Secretary of the Company since 1988, and as Vice President in charge of Administration and Clerk of the Bank since 1987. She has been with the Bank since 1976. Ms. Correia is 37.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  NBB Bancorp, Inc. is a one-bank holding company that has no paid employees. All references to "executives" in this report refer to the executives of New Bedford Institution for Savings (the "Bank").

  The Bank contracts with a salary consultant, Thomas Warren & Associates, Inc., to make annual recommendations for salary grades and ranges for both exempt and non-exempt positions. These recommendations, which are based on surveys of banks of comparable type and size, are compared to salary surveys published by banking associations and other organizations. In addition, certain committee members also receive compensation data from similar sources within their own professions, thereby expanding the information available to them.

  The Board of Directors and the Committee are of the opinion that the performance of the executives has a direct bearing on the performance of the Company. Therefore, the compensation program is designed to attract and motivate competent bank executives whose interests are aligned with the goals of the Bank and the stockholders.

  The executive compensation program consists of a base salary, a short-term performance cash incentive plan, and a long-term stock option plan. The success of the Bank over a five-year period, with emphasis on the latest year, is considered when determining compensation. Two major factors are considered when judging the success of the Bank. The first and most important factor is the comparison of numeric data of the Bank to that of peer banks located throughout New England. Although the banks included in the KBW New England Savings Bank Index used in the Shareholder Return Performance Graph presented below are not identical to those used by the Bank and its salary consultant in compiling peer bank information, in both cases they are a representative cross-section of the New England savings banks and there is substantial overlap. The Committee feels it important that any index used for performance comparisons consist of savings banks located in New England. The large number of savings bank acquisitions in New England during the past year, particularly in Massachusetts, has required a changing index. The numeric data used for comparison includes, but is not limited to, return on assets, return on equity, asset growth, asset quality, operating efficiency ratio, and capital position. This information is available from a wide variety of sources, including regularly published reports of banking associations, reports of investment firms' bank analysts, material purchased from compensation consultants, and reports of government regulatory agencies. The second factor considered is the progress of the Bank toward achieving non-numeric strategic objectives related to mergers and acquisitions, technological improvements in the Bank's operations, employee development, and community contribution.

  The Committee makes a subjective evaluation of the Bank's performance relative to the numeric data of the peer banks and the non-numeric strategic goals. Except for the fact that cash incentive awards may only be granted if the Bank's return on assets exceeds the average for peer banks, no weighting factor is used in making the evaluation. The Committee also makes a subjective evaluation of each executive's contribution to the success of the Bank when determining compensation packages.

BASE SALARY

  The 1993 salaries of the executive officers were determined in December 1992, based upon salary ranges recommended by the Bank's compensation consultant and approved for use during 1993 by the Committee. The Committee has followed a conservative policy of establishing base salaries near the midpoint of the salary ranges approved by the Committee, except in those cases where the outstanding performance and contribution of an executive warrants additional consideration. In such cases, the salaries are still established within the approved salary ranges.

  Under employment agreements with the Company, Messrs. McCarter and Goss shall be paid base salaries of not less than $275,000 and $145,000, respectively. In 1993, they received base salaries of $362,500 and $145,000, respectively. See "Employment Agreements and Special Termination Agreements."

  Effective August 31, 1993, Mr. LaStaiti, formerly Executive Vice President of the Company and President and Chief Operating Officer of the Bank, resigned from all positions with the Company, the Bank, and subsidiaries thereof. Pursuant to a severance agreement dated as of June 10, 1993, Mr. LaStaiti was paid a lump sum payment in an amount equal to three months' salary and ownership of an automobile used by Mr. LaStaiti and owned by the Bank was transferred to him. The agreement allows Mr. LaStaiti to be paid up to six additional months' salary beginning December 1, 1993, provided he is not engaged in employment or self-employment for a total of at least 25 hours during the month. Mr. LaStaiti's stock options became fully vested upon his termination and were exercised thereafter. Mr. LaStaiti benefits under the SBERA plan and the ESOP plan were not vested by the date of his termination and, therefore, were forfeited.

PERFORMANCE CASH INCENTIVE PLAN

  The cash incentive awards for 1993 were determined in December of 1993, based upon the Bank's performance for that year, and paid in January 1994. Because the payment was for 1993 performance, it is included in the summary compensation table for that year.

  The cash incentive plan allows for a maximum incentive payment ranging from 20 to 40 percent of the base salary, depending on the level of each executive's responsibility. The plan allows the Committee, or in certain circumstances the CEO, to adjust the award of individual executives. Any adjustments made cannot increase the overall total cost to the Bank of the incentive payment. Before a cash incentive award can be made, the Bank's return on assets must exceed the average for the peer banks. If it has been determined to make cash incentive awards, the other numeric and non-numeric factors are considered in determining the percentage of the maximum incentive payment that will be made to individual executives. No weighting factor is used in making that determination.

  The Committee's subjective evaluation of the Bank's performance for 1993 as compared to its peer group resulted in a cash incentive payment of the maximum amount for each executive officer. A more detailed explanation of the evaluation appears in the section titled "Compensation of the Chief Executive Officer."

STOCK OPTION PLAN

  The Company has a Stock Option Plan for the purpose of providing a long-term performance incentive to, and encourage the continued employment of, the directors and the executives of the Company and the Bank. The directors believe that having this proprietary interest in the Company aligns the interest of the executives and the directors more closely with the stockholders. The Stock Option Plan requires that the exercise price of the stock be the fair market value as determined by the closing price on the date of the grant.

  Awards of stock options are recommended by the Committee to the Company directors for approval. The number of options recommended at the end of 1993 and approved was based on a subjective evaluation of the level of responsibility of each executive, the performance of the Bank, the practice of similar size banks in granting stock options, based on information received from the compensation consultant and collected by the Bank, and the market price of the stock, as well as the overall compensation package of each officer. In recognition of these factors, including the Bank's strong performance in 1993, the Committee recommended the granting of a modest increase in the number of stock options granted to the officers in 1992, except for Mr. McCarter who received the same number of options as in the prior year and for Mr. Goss who received a larger grant of options in 1992 in connection with his joining the Company. The Committee believes that the 1993 option grants are comparable to stock option grants made to officers of similar size banks.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

 Base Salary

  As a result of the Bank's performance and the Committee's evaluation of the CEO's performance in 1992, it was voted that his salary for 1993 be established at the top of the salary range recommended by the compensation consultant and approved by the Committee. The base salary for 1993 was established at $365,000.

  The Committee considered the following performance accomplishments of 1992 in establishing the compensation package for Mr. McCarter and the other executive officers: the Bank had a return on assets based on income from operations of
1.17 percent, one of the highest in its peer group; total return for the Company was higher than the index of the S&P 500 and significantly higher than an index of 18 New England savings banks used as a peer group by Keefe, Bruyette & Woods, Inc., a firm that specializes in bank equities; the Bank made its second major regulatory acquisition of another bank and thereby expanded its market area into Rhode Island, which made it the largest savings bank in Massachusetts and the sixth largest bank in the state. The Bank continued to be recognized by bank stock analysts of national companies for its financial strength. The Committee also felt the Bank made significant progress in its non-numeric strategic goals.

 Performance Cash Incentive

  In determining the short-term performance incentive payment for 1993 for all executive officers, including the chief executive officer, the Committee evaluated the Bank's performance accomplishments for that year. Return on assets based on income from operations at 1.17 percent was above the average of the peer banks, asset quality had significantly improved, and the operating efficiency ratio was the second lowest in the peer group. In addition, significant progress had been made in a number of areas such as the assimilation of the bank acquired in 1992 which included the closing of four offices. In addition, a number of significant technological improvements had been made within the Bank. All executive officers received the maximum award under the plan, with the chief executive officer receiving 40 percent of base salary, or $146,000.

 Stock Options

  In recognition of his continuing leadership of the Company and the Bank, the Committee recommended and the directors approved a grant of 25,000 stock options to Mr. McCarter. Based upon the Committee's research of options granted to CEO's of peer group banks, this number of options was considered to be a reasonable number for this position in order to provide a long-term performance incentive.

  The Bank's Compensation Committee (the "Committee") consists of Clifford H. Tuttle, Jr., Chairman, Alan Ades, Maurice F. Downey, and Charles T. Toomey. Messrs. Tuttle, Ades, and Downey are members of the Board of Directors and the Executive Committee of the Bank and are directors of the Company. Mr. Toomey is a director of the Bank and of the Company. In 1993, the Bank purchased certain of its insurance policies through the Paul & Dixon Insurance Agency, of which Mr. Toomey is a partner.

  The Bank purchases certain of its insurance policies through the Paul & Dixon Insurance Agency. Charles T. Toomey, a director of the Company and the Bank, is a partner in the Paul & Dixon Insurance Agency. Fees and commissions for policies purchased in 1993 totaled $138,162. However, approximately

$49,000 of those payments related to prior year policy renewals, while approximately $90,000 represented actual expenses incurred and paid during 1993. The Company believes that such commissions and fees are at rates customary in the industry. The Company has sought and received bids from several insurers as part of its overall insurance program.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Bank's Compensation Committee (the "Committee") consists of Clifford H. Tuttle, Jr., Chairman, Alan Ades, Maurice F. Downey, and Charles T. Toomey, Messrs. Tuttle, Ades, and Downey are members of the Board of Directors and the Executive Committee of the Bank and are directors of the Company. Mr. Toomey is a director of the Bank and of the Company. In 1993, the Bank purchased certain of its insurance policies through the Paul & Dixon Insurance Agency, of which Mr. Toomey is a partner.

  The Bank purchases certain of its insurance policies through the Paul & Dixon Insurance Agency, Charles T. Toomey, a director of the Company and the Bank, is a partner in the Paul & Dixon Insurance Agency. Fees and commissions for policies purchased in 1993 totaled $138,162. However, approximately $49,000 of those payments related to prior year policy renewals, while approximately $90,000 represented actual expenses incurred and paid during 1993. The Company believes that such commissions and fees are at rates customary in the industry. The Company has sought and received bids from several insurers as part of its overall insurance program.

                                          Clifford H. Tuttle, Jr., Chairman
                                          Alan Ades
                                          Maurice F. Downey
                                          Charles T. Toomey

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Company include in its Proxy Statement line-graph presentation comparing cumulative, five-year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the S&P 500 Index and The Index of Total Return for the KBW New England Savings Bank Index. The returns shown assume the reinvestment of dividends.

The graph comparing the NBB Bancorp, Inc. index of total return for the period from 12/31/88 to 12/31/93 with the S&P 500 and a peer group of banks in New England was plotted using the indexed returns shown below.


                            [GRAPH APPEARS HERE]

                    INDEX OF TOTAL RETURN (12/31/88=100)
- -------------------------------------------------------------------------------
           S&P 500      KBW New England       NBB            Price Plus
DATE        INDEX     Savings Bank Index    Indexed     Cumulative Dividends
- -------------------------------------------------------------------------------
12/31/88   100.00           100.00          100.00             $14.750
 3/31/89   107.06           110.07          106.64             $15.730
 6/30/89   116.49           110.33          111.59             $16.460
 9/30/89   128.92           103.75          109.76             $16.190
12/31/89   131.52            84.45          103.69             $15.295
- -------------------------------------------------------------------------------
 3/31/90   127.52            77.02           95.08             $14.025
 6/30/90   135.46            68.78           96.64             $14.255
 9/30/90   116.87            48.61           68.54             $10.110
12/31/90   127.23            42.37           72.64             $10.715
- -------------------------------------------------------------------------------
 3/31/91   145.57            61.59           91.53             $13.500
 6/30/91   145.16            53.37           84.98             $12.535
 9/30/91   152.82            62.70          100.47             $14.820
12/31/91   165.43            74.38          118.51             $17.480
- -------------------------------------------------------------------------------
 3/31/92   161.17            97.35          141.63             $20.890
 6/30/92   164.11           100.84          145.59             $21.475
 9/30/92   169.15            99.99          160.58             $23.685
12/31/92   177.49           130.65          215.59             $31.800
- -------------------------------------------------------------------------------
 3/31/93   185.21           144.92          231.63             $34.165
 6/30/93   186.08           136.62          228.31             $33.675
 9/30/93   190.85           176.90          286.85             $42.310
12/31/93   194.22           174.41          281.12             $41.465
- -------------------------------------------------------------------------------
                                          Source: KEEFE, BRUYETTE & WOODS, INC.

                             EXECUTIVE COMPENSATION

  No separate compensation is being paid to the executive officers of the Company, all of whom are executive officers of the Bank and receive compensation as such.

  The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal years ended December 31, 1991, 1992, and 1993 to the Bank's chief executive officer and the three other most highly compensated executive officers, plus one former executive officer, of the Company and the Bank whose total salary and bonus compensation exceeded $100,000 for the fiscal year ended December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                               ---------------------------
                                                   OTHER    LONG-TERM
                                                  ANNUAL   COMPENSATION ALL OTHER
        NAME AND                                  COMPEN-     AWARDS     COMPEN-
   PRINCIPAL POSITION     YEAR  SALARY  BONUS(1) SATION(2)  OPTIONS(3)  SATION(4)
   ------------------     ---- -------- -------- --------- ------------ ---------
Robert McCarter.........  1993 $362,500 $146,000    --        25,000    $  6,513
 Chairman, President,     1992  300,000  120,000    --        25,000     822,410(5)
 and CEO of the Company   1991  275,000   75,000    --        10,000       9,274
 and Chairman,
 President, and CEO of
 the Bank
Irving J. Goss..........  1993  145,000   43,500    --         5,000       1,152
 SVP, Treasurer, and CFO  1992    2,231    5,000    --        20,000         --
 of the Company and the   1991      --       --     --           --          --
 Bank(6)
Paul A. Lamoureux.......  1993   87,546   26,100    --         5,000       4,017
 SVP of the Bank          1992   83,000   25,000    --         3,500       4,696
                          1991   80,000   15,000    --         1,500       4,435
William A. Flaherty.....  1993   84,815   24,600    --         5,000       4,001
 SVP of the Bank          1992   78,800   20,000    --         3,000       4,924
                          1991   78,600   10,000    --             0       4,622
Ronald S. LaStaiti......  1993  132,039        0    --             0      42,923(7)
 (Former executive offi-  1992  180,000   35,000    --         3,500       5,129
 cer)                     1991  176,000   20,000    --         3,000       6,226

- --------
(1) Represents awards made under the Bank's salary incentive plan.
(2) Perquisites and other personal benefits paid to each named executive officer in each instance aggregated less than 10 percent of the total annual salary and bonus and, therefore, are omitted from the table as permitted by the rules of the Securities and Exchange Commission.
(3) Represents stock options granted under the Company's Stock Option Plan as follows:
    Grant date: December 16, 1993    Exercise price: $36.875
    Grant date: December 21, 1992    Exercise price: $28.500
    Grant date: December 22, 1992    Exercise price: $28.625
    Grant date: October 16, 1991     Exercise price: $11.875
(4) The amounts in this column include the following: (a) insurance premiums paid for term life insurance for the named executives of the Company and the Bank: $3,192 for Mr. McCarter, $1,152 for Mr. Goss, $696 for Mr. Lamoureux, $680 for Mr. Flaherty, and $708 for Mr. LaStaiti; (b) the value of shares allocated under the Company's Employees' Stock Ownership Plan
    (ESOP). During 1993, 19,677 shares of Common Stock were allocated under the ESOP for the benefit of 349 participants, including the following number of shares for the named executive officers of the Company and the Bank: 231 for Mr. McCarter, 231 for Mr. Lamoureux, and 231 for Mr. Flaherty.
(5) Mr. McCarter's Executive Supplemental Retirement Agreement entitled him to benefits at his normal retirement age of 65, which was attained in 1990. No additional benefits under this agreement accrued after that date. In 1991, when Mr. McCarter agreed to extend his employment, the directors voted that he could exercise his right to receive a lump-sum payout prior to his retirement. As reported in last year's proxy statement, Mr. McCarter exercised that right in 1992 and received $815,495 in full satisfaction of the Bank's obligations under the Executive Supplemental Retirement Agreement. The full amount of this payment was accrued by the Bank during the years through December 31, 1991 and did not result in any further expense in 1992.
(6) Mr. Goss joined the Company and the Bank in December 1992 as Senior Vice President and Chief Financial Officer.
(7) On August 31, 1993, Mr. LaStaiti terminated his employment with the Company and the Bank. As part of his termination, he was paid severance payments which totaled $42,923. His ESOP shares were forfeited and his options were vested and exercised.



                                                                             POTENTIAL
                                       INDIVIDUAL GRANTS                    REALIZABLE
                         ----------------------------------------------      VALUE AT
                                                                          ASSUMED ANNUAL
                         NUMBER OF      TOTAL                             RATES OF STOCK
                         SECURITIES    OPTIONS                          PRICE APPRECIATION
                         UNDERLYING   GRANTED TO   EXERCISE             FOR OPTION TERM(3)
                          OPTIONS    EMPLOYEES IN    PRICE   EXPIRATION -------------------
          NAME           GRANTED(1) FISCAL YEAR(2) PER SHARE    DATE       5%       10%
          ----           ---------- -------------- --------- ---------- -------- ----------
Robert McCarter.........   25,000        28.7%      $36.875   12/15/03  $579,859 $1,469,469
Irving J. Goss..........    5,000         5.7%       36.875   12/15/03   115,971    293,894
William A. Flaherty.....    5,000         5.7%       36.875   12/15/03   115,971    293,894
Paul A. Lamoureux.......    5,000         5.7%       36.875   12/15/03   115,971    293,894
Ronald S. LaStaiti
 (Former executive
 officer)...............      --          --            --

                       OPTION GRANTS IN LAST FISCAL YEAR
- --------
(1) All options were granted on December 16, 1993, at an exercise price per share equal to the fair market value of the Company's Common Stock on that date. All options granted in 1993 were exercisable on the date of grant or became exercisable on January 1, 1994, except that the options granted to Mr. Goss will become exercisable as to 350, 2,700, and 1,950 shares on January 1, 1997, 1998, and 1999, respectively.
(2) Other options granted include 47,000 to ten other officers of the Bank.
(3) The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Company's stock increasing to $60.07 and $95.65, respectively. Over the last five years, the market price of the Company's stock has increased at a compound rate of 20.27 percent.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                                VALUE OF
                                                       NUMBER                  UNEXERCISED
                                                     UNEXERCISED              IN-THE-MONEY
                                                       OPTIONS                   OPTIONS
                                                      AT FISCAL                 AT FISCAL
                           SHARES                     YEAR-END                  YEAR-END
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Robert McCarter.........    5,000    $128,322   112,951      22,150      1,938,754    $191,044
Irving J. Goss..........    1,000      10,625     5,800      18,200         49,300     113,450
William A. Flaherty.....    7,400     177,660    11,100           0        100,363           0
Paul A. Lamoureux.......    1,500      22,500    20,500           0        304,438           0
Ronald S. LaStaiti
 (Former executive
 officer)...............   31,500     650,875         0           0              0           0

                         RETIREMENT PLAN FOR EMPLOYEES

  The Bank provides a retirement plan for its eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of 1) savings banks operating within Massachusetts and 2) other organizations providing services to or for savings banks. SBERA's sole purpose is to enable the participating employers to provide pensions and other benefits for their employees.

  The following table illustrates annual pension benefits under SBERA for retirement at age 65:

                      ANNUAL PENSION BENEFIT BASED ON YEARS OF SERVICE
                     -------------------------------------------------------
       AVERAGE                                                      30 OR
   COMPENSATION(1)   10 YEARS   15 YEARS   20 YEARS   25 YEARS   MORE YEARS
   ---------------   ---------  ---------  ---------  ---------  -----------
   $ 20,000          $   2,600  $   3,900  $   5,200  $   6,500   $    7,500
     40,000              6,037      9,056     12,074     15,093       18,111
     60,000              9,737     14,606     19,474     24,343       29,211
     80,000             13,437     20,156     26,874     33,593       40,311
    100,000             17,137     25,706     34,274     42,843       51,411
    120,000             20,837     31,256     41,674     52,093       62,511
    140,000             24,537     36,806     49,074     61,343       73,611
    150,000             26,387     39,581     52,774     65,968       79,161
    160,000             28,237     42,356     56,474     70,593       84,711
    170,000             30,087     45,131     60,174     75,218       90,261
    200,000             35,637     53,456     71,274     89,093      106,911
    235,840 and
    above(2)            42,267     63,401     84,535    105,669      115,641(3)

- --------
(1) Average compensation for purposes of this table is based on the three years immediately preceding retirement. Compensation for such purposes means compensation listed in the "Salary" and "Bonus" columns of the Summary Compensation Table set forth above plus all other taxable compensation, subject to the cap imposed under the Internal Revenue Code.
(2) The maximum compensation that may be used in 1993 to calculate benefits under the Bank's retirement plan is $235,840.
(3) The maximum annual benefit permissible under the Internal Revenue Code in effect on December 31, 1993 is $115,641 subject to cost-of-living adjustments.

  The estimated years of service at 65 for purposes of the pension plan for the four executive officers named in the Summary Compensation Table are: 29 for Mr. McCarter including prior service with another savings bank, 15 for Mr. Goss, 41 for Mr. Lamoureux and 28 for Mr. Flaherty. Annual pension amounts shown are not subject to any offset for Social Security benefits. Mr. LaStaiti's years of service prior to his resignation were not sufficient for his benefits under the plan to become vested.

            EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS

  The Company, the Bank, and Mr. McCarter are parties to an Employment Agreement dated September 20, 1989, which provides that Mr. McCarter will serve as Chairman of the Board, President, and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank for a term continuing until December 31, 1991. The Agreement was amended on April 17, 1991 to extend the term of

Mr. McCarter's employment until the date of the Company's annual meeting in 1994. The Agreement may be terminated with or without cause by a two-thirds vote of the Board of Directors of the Company and the Bank. In the event Mr. McCarter's employment is terminated without cause, he will generally be entitled to draw his salary and benefits for a period of one year.

  The Company, the Bank, and Irving J. Goss are parties to an Employment Agreement dated December 22, 1992, which provides that Mr. Goss will serve as Senior Vice President and Chief Financial Officer of the Bank and the Company. The Employment Agreement has an initial term of one year, which will be automatically renewed for successive one-year terms unless 60 days' notice is given by either party prior to the end of any term. In the event of the termination of Mr. Goss' employment without cause, he will be entitled to a severance payment equal to twelve months of his then monthly salary.

  The Company and the Bank entered into Special Termination Agreements dated October 31, 1989 and October 31, 1993, with certain of their officers including each of the two officers named in the Summary Compensation Table, and one dated December 22, 1992 with Mr. Goss. These Agreements provide that if there is a "Change in Control" of the Company (as defined in the Agreements), and if during the three-year period following such Change in Control the officer's employment is terminated for any reason other than for "cause," or the officer terminates his or her own employment following a demotion, reduction in compensation or similar event, the officer will be entitled to receive a lump-sum payment equal to approximately three times his or her annual compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain directors and officers of the Company and the Bank and members of their immediate families are at present, as in the past, customers of the Bank and have transactions with the Bank in the ordinary course of business. In addition, certain of the directors are at present, as in the past, also directors, officers, or stockholders of corporations or members of partnerships which are customers of the Bank and which have transactions with the Bank in the ordinary course of business. Such transactions with directors and officers of the Company and the Bank and with such corporations and partnerships were on terms comparable to those charged to other customers of the Bank. Included in such transactions were loans to directors and officers and their associates which were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and which did not involve more than the normal risk of collectibility or present other features unfavorable to the Bank.

  The Bank purchases certain of its insurance policies through the Paul & Dixon Insurance Agency. Charles T. Toomey, a director of the Company and the Bank, is a partner in the Paul & Dixon Insurance Agency. Fees and commissions for policies purchased in 1993 totaled $138,162. However, approximately $49,000 of those payments related to prior year policy renewals, while approximately $90,000 represented actual expenses incurred and paid during 1993. The Company believes that such commissions and fees are at rates customary in the industry. The Company has sought and received bids from several insurers as part of its overall insurance program. See "Compensation Committee Report on Executive Compensation--Compensation Committee Interlocks and Insider Participation."

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (ITEM 2 ON PROXY)

  The firm of KPMG Peat Marwick served as the Company's independent auditors for the fiscal year ended December 31, 1993. Subject to the ratification by the stockholders, the Board of Directors has reappointed KPMG Peat Marwick as independent auditors to audit the financial statements of the Company for the current fiscal year. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

                             PRINCIPAL STOCKHOLDERS

  The following table presents information as to the entities known to the Company to be beneficial owners of more than 5 percent of the Common Stock of the Company as of February 11, 1994:

                                                  SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED PERCENT OF CLASS
- ------------------------------------        ------------------ ----------------
Pioneering Management Corporation(1).......      841,332             6.26%
60 State Street
Boston, MA 02114
United States National Bank of Galves-
 ton(2)....................................      496,959             5.70%
2201 Market Street
Galveston, TX 77550

- --------
(1) The Company has relied on information set forth in a Schedule 13G dated February 11, 1994 and filed with the Securities and Exchange Commission.
(2) The Company has relied on information set forth in a Schedule 13G dated February 9, 1994 and filed with the Securities and Exchange Commission.

                            EXPENSES OF SOLICITATION

  The Company will pay the entire expense of soliciting proxies for the Annual Meeting. Morrow & Co. has been retained to assist in the solicitation of proxies and will be compensated in the estimated amount of $4,000 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, certain directors, officers, and regular employees of the Company and the Bank (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram, or personal interview. Banks, brokerage houses, custodians, nominees, and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and will be reimbursed for their expenses.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1995 annual meeting must be received by the Company on or before November 30, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. Any such proposal should be mailed to Carol E. Correia, Secretary, NBB Bancorp, Inc., 174 Union Street, New Bedford, Massachusetts 02740-6366.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgement of the proxy holders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Carol E. Correia
                                          Secretary

New Bedford, Massachusetts
March 31, 1994